Filed Pursuant to Rule 424(b)(5)
Registration No. 333- 269040

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 28, 2022)

1,100,000 SHARES

KURA SUSHI USA, INC.

CLASS A COMMON STOCK

We are offering 1,100,000 shares of our Class A common stock. Our Class A common stock is listed on The Nasdaq Global Market under the symbol “KRUS.” On April 6, 2023, the last sale price of our Class A common stock as reported on The Nasdaq Global Market was $55.50 per share. We have two classes of outstanding common stock, Class A common stock and Class B common stock. Holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share, and all such holders vote together as a single class except as otherwise required by applicable law. The beneficial owner of 100% of our Class B common stock is held by Kura Sushi, Inc., which we refer to in this prospectus supplement as Kura Japan.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the accompanying prospectus and future filings. In addition, we are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market.

Investing in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class  A common stock, you should consider carefully the risks that we have described under the caption “Risk Factors” beginning on page S-16 of this prospectus supplement as well as the risk factors contained in reports or information we file with the Securities and Exchange Commission and which are incorporated by reference herein.

	Per Share	Total
Public offering price	$54.00	$59,400,000
Underwriting discount and commission	$2.70	$2,970,000
Proceeds to us, before expenses	$51.30	$56,430,000

Delivery of the shares of our Class A common stock is expected to be made on or about April 13, 2023. We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 165,000 additional shares of Class A common stock from us on the same terms as set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Citigroup	William Blair	Barclays

Bookrunner

Stephens Inc.

Co-managers

Craig-Hallum	Roth Capital Partners

The date of this prospectus supplement is April 10, 2023.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell shares of our Class A common stock and other securities in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference herein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters and their affiliates and agents have not, authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We do not, and the underwriters and their affiliates and agents do not, take responsibility for, and can make no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

We will not, and the underwriters and their affiliates and agents will not, make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its respective cover, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of our Class A common stock, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement and the accompanying prospectus are the property of their respective owners.

In this prospectus supplement, “Kura Sushi USA,” “Kura Sushi,” “Kura,” “we,” “us,” “our,” “our company,” and the “Company” refer to Kura Sushi USA, Inc. unless expressly indicated or the context otherwise requires. “Kura Japan,” and “controlling stockholder” refer to Kura Sushi, Inc.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in such documents other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The terms such as “target,” “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “continue,” “predict,” “potential,” “plan,” “anticipate” or the negative of these terms, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including but not limited to:

•	our discretion as to the use of proceeds from this offering;

•	the impact of the COVID-19 pandemic or future pandemics;

•	our ability to successfully achieve and maintain increases in our comparable restaurant sales and Average Unit Volumes (“AUVs”);

•	our ability to successfully execute our growth strategy and open new restaurants that are profitable;

•	our ability to expand in existing and new markets;

•	our projected growth in the number of our restaurants;

•	macroeconomic conditions and other economic factors, including rising interest rates, the possibility of a recession and instability in financial markets;

•	our ability to compete with other restaurants;

•	our reliance on vendors, suppliers and distributors, including our controlling stockholder, Kura Japan;

•	changes in food and supply costs, including the impact of inflation and tariffs;

•	concerns regarding food safety and foodborne illness;

•	changes in consumer preferences and the level of acceptance of our restaurant concept in new markets;

•	minimum wage increases and mandated employee benefits that could cause a significant increase in our labor costs, as well as the impact of labor availability;

•	the failure of our automated equipment or information technology systems or the breach of our network security;

•	the loss of key members of our management team;

•	the impact of governmental laws and regulations;

•	the outcome of litigation that the Company or Kura Japan is or may become party to;

•	volatility in the price of our common stock; and

•	those other risk factors described in this prospectus supplement and our reports filed with the SEC and incorporated by reference into this prospectus supplement.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks,

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uncertainties and assumptions, the future events and trends discussed in this prospectus supplement, the accompanying prospectus, and the documents we have filed with the SEC that are incorporated by reference may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement. As this is a summary, it does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, including the risks of investing in our securities discussed under the heading “Risk Factors” beginning on page S-16 of this prospectus supplement, on page 4 of the accompanying prospectus, as well as the risk factors included in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended August 31, 2022. Each of the risk factors could adversely affect our business, prospects, operating results and financial conditions, as well as adversely affect the value of an investment in our securities.

Our Business

Kura Sushi is a fast-growing technology-enabled Japanese restaurant that provides guests with a distinctive dining experience by serving authentic Japanese cuisine through an engaging revolving sushi service model, which we refer to as the “Kura Experience.” We encourage healthy lifestyles by serving freshly prepared Japanese cuisine using high-quality ingredients that are free from artificial seasonings, sweeteners, colorings, and preservatives. We aim to make quality Japanese cuisine accessible to our guests across the United States through affordable prices and an inviting atmosphere.

Kura Sushi USA is headquartered in Irvine, California and was established in 2008 as a subsidiary of Kura Japan, a Japan-based revolving sushi chain with over 500 restaurants. Kura Sushi USA opened its first restaurant in Irvine, California in 2009, and is one of the largest revolving sushi chains in the United States, currently operating 45 restaurants across fourteen states and the District of Columbia.

The Kura Experience. The Kura Experience is built on the combination of our authentic Japanese cuisine and engaging revolving sushi service model. We offer our guests a small plates menu featuring over 140 freshly prepared items. We are proud to continue Kura Japan’s tradition and deliver an equivalent standard of authenticity and quality as a guest would experience in Japan. To that end, we prepare our items fresh, using high-quality fish and certified 100% organic rice; source our vinegar from Japan, where it is made using old-world methods; and make our broths in-house daily using ingredients that impart complex umami flavors. All ingredients are free from artificial seasonings, sweeteners, colorings, and preservatives. Our guests can begin their dining experience as soon as they are seated by selecting plates from the revolving conveyor belt. The revolving conveyor belt carries a curated selection of beautifully crafted plates that include sushi rolls, nigiri, and desserts. To deliver a fresh and safe experience, all of the food on the revolving conveyor belt is protected by the proprietary RFID or QR Code-tagged Mr. Fresh dome, which pops open when a guest lifts the plate. To simplify the guest experience, all plates on the revolving conveyor belt are the same price within a restaurant and are priced around $3.55, with variability by location. Guests can also place orders through the tableside on-demand ordering screen which provides guests access to our full food menu, including items such as gyoza, tempura, soups, ramen, ojyu boxes, and desserts. On-demand orders are delivered directly from our kitchen to the guests’ table via the express belt. When finished, guests insert plates into a tableside slot. For every five plates, the tableside touch screen plays a short anime video, and for every 15 plates, our proprietary tableside Bikkura-Pon rewards machine dispenses a toy to reward our guests’ dining achievement. We believe the Kura Experience, including our revolving sushi service model, delivers a highly differentiated dining experience and delights our guests by creating an exciting atmosphere where guests feel a sense of discovery, as well as allowing them to control the variety, portioning, check size, and pace of their dining experience.

In addition to the guest-facing technology, we employ technology throughout our restaurants to drive efficiencies in operations and costs. Our use of conveyor belts and robot servers allow each of our human servers to interact with more guests and focus on hospitality-oriented functions rather than delivering items. In our kitchens, we use automated equipment and systems such as sushi robots, RFID or QR Code readers, robotic arms, and food replenishment algorithms. To maintain operational quality, we have developed a remote management system whereby our operations team can monitor restaurants in real-time from our headquarters using approximately 20 to 30 cameras installed in each restaurant. The technology throughout our restaurants has been developed over the course of Kura Japan’s more than 40-year history of operating revolving sushi restaurants, with a focus on technological innovation and continuous operational improvement to refine and improve the Kura Experience.

Our Corporate Mission

Our corporate mission is to encourage healthy lifestyles by serving freshly prepared authentic Japanese cuisine using high-quality ingredients that are free from artificial seasonings, sweeteners, colorings, and preservatives. Our commitment to our mission extends beyond our main ingredients of seafood, rice, and vegetables, and includes soy sauce, wasabi, and all other food ingredients. We aim to make quality Japanese cuisine accessible to our guests across the United States through affordable prices and an inviting atmosphere.

Our Strengths

A Leading Nationally Scaled Sushi Platform in the Highly Fragmented $28bn+ U.S. Sushi Market. We believe we are the only concept to achieve national scale in the $28bn+ U.S. sushi category. Our concept has succeeded in fourteen states comprising all regions of the country as well as D.C., and we have a first-mover advantage as the first revolving conveyor belt sushi concept to widely advertise in 17 of the 20 largest U.S. media markets as defined by Nielsen. We have thus generated a truly national brand with a devoted following. Our opportunity going forward is a “blue ocean,” as the U.S. sushi market comprises over 25,000 individual units, 3,500 of which have opened in the last four years, according to IBISWorld. Within this significant whitespace, we have identified nine states as near-term market opportunities. Our confidence in the potential for success in these markets is bolstered not only by proprietary analysis by independent real-estate analytics firms, but also by our recent experience: our AUVs and restaurant-level operating profit margins have increased as we have expanded our system nationwide, a testament to the effectiveness of our site selection and unit expansion strategies.

An Engaging and Technology-Enabled Dining Experience. The Kura Experience is a multi-sensory journey for our guests. We believe the sight of our beautifully crafted cuisine weaving through our restaurants, the motion of dishes zipping by tables on the express belt, the novelty of robot servers delivering drinks and condiments, the sound of anime videos playing on these robot servers and on tableside touch screens, the thrill of being rewarded for achieving dining milestones, and the flavor of authentic Japanese dishes, collectively creates a highly entertaining and engaging environment for our guests. Our revolving conveyor belt service model offers a steady stream of dishes and continuous service, which we believe builds anticipation and a sense of discovery among our guests. In addition, items ordered on our on-demand screen arrive on the express belt in a theatrical fashion, which we believe our guests find entertaining and adds to the sense of constant motion in our restaurants. Our menu of small plates allows our guests to sample a variety of dishes, and with over 140 items on our menu, there is always something new to enjoy when our guests return. We also seek to delight and reward our guests for achieving dining milestones with short anime videos and a rotating selection of small toys from our Bikkura-Pon rewards machines. We believe our Bikkura-Pon rewards machines encourage guests to consume a greater quantity of plates as they work towards achieving the next dining milestone. Furthermore, the toys dispensed are often co-branded with leading Japanese and global anime, gaming, and entertainment franchises through limited-time licensing partnerships, adding a collectible element that we believe further increases guest frequency. Our continuous service model and use of technology to streamline front-of-house operations creates an atmosphere of active participation where food is at the center of the conversation, and where human servers are free to focus on hospitality and guest interaction. We believe these elements create a memorable and shareable experience for our guests.

Leadership in Restaurant Automation Enhances Guest Experience and Optimizes Margin. In addition to using innovative technology as an integral part of the immediate sensory guest experience, we use technology to reduce friction in the front-of-house, drive operational excellence in the back-of-house, and maximize profitability.

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Before guests enter a Kura location, they can holistically manage their ongoing relationship with Kura through our app, which integrates loyalty and rewards, waitlist and check-in, and online ordering.

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Once seated and dining, guests enjoy the benefits of Kura’s proprietary RFID or QR Code-tagged Mr. Fresh dome. Mr. Fresh not only protects each plate on the revolving conveyor belt to maintain freshness, but also works in tandem with other proprietary technology to collect real-time data on food consumption, consumer preferences, and rate of consumption by item, enabling both the individual kitchen and wider system to further optimize selection and enhance the dining experience.

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Behind the scenes, our use of sushi robots, vinegar mixing machines, and automatic rice washers in our kitchens eliminates the need for highly trained executive chefs without compromising product quality, generating a structural cost advantage reflected in compelling menu prices for guests.

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We also utilize a remote management system that allows us to maintain operational quality by monitoring cleanliness, service, and food quality in real-time from our headquarters using 20 to 30 cameras installed in each restaurant. We have an operations team responsible for monitoring cleanliness, service, and food quality, empowering restaurant managers to focus on guest service and efficient operations in the restaurant, reducing the need for regional management across markets, and enabling headquarters to be a truly value-added and engaged partner to local management.

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Finally, once finished, guests deposit their plates to be sent directly for washing (further saving servers’ time and labor cost), and can opt to pay tableside from their mobile phone, saving the payment information to make return visits more seamless.

Craveable Menu with Compelling Value Proposition that Resonates with Consumers. Our service model allows our guests to control their dining experience, from food variety to time spent on a meal, and from portions to check size. With instant access to food on the revolving conveyor belt, our guests can drop in for a quick meal or stay longer for a more relaxed dining experience. Our guests can enjoy over 140 high-quality dishes at affordable prices because of our efficient kitchen operations and low front-of-house labor needs. The average plate price on the revolving conveyor belt of our restaurants is around $3.55, which appeals to guests with appetites and budgets both large and small. We also maintain novelty in our menu and keep guests coming back through limited-time offers on a monthly basis, offering innovative and often premium items at the same attractive prices as regular items. We believe that our authentic approach to a popular cuisine and unique and flexible dining experience appeals to a wide range of demographics; and that our commitment to high-quality and non-artificial ingredients in our food is at the forefront of current dining trends as consumers continue to seek healthy and natural food options. We believe we have created a loyal base of returning customers: approximately one-third of our sales come from guests who patronize Kura more than twice per month.

SAMPLE KURA REVOLVING CONVEYOR BELT MENU

SUSHI MENU

Sushi Menu 1.2.2022
[BUF]

NIGIRI

TUNA

- ALBACORE TORO "BINTORO"* 75 CAL
- TORO* 60 CAL (1 PC)
- TUNA* 70 CAL
- YUZU JALAPENO TUNA* 70 CAL

SHRIMP

- SHRIMP 60 CAL
- SWEET SHRIMP (RED SHRIMP)* 70 CAL
- DASHI OLIVE SWEET SHRIMP* 80 CAL
- YUZU JALAPENO SWEET SHRIMP* 70 CAL

SCALLOP

- HOKKAIDO SCALLOP* 70 CAL
- SEARED SCALLOP JAPANESE MAYO* 100 CAL

SALMON

- SALMON* 90 CAL
- SEARED SALMON JAPANESE MAYO* 120 CAL
- GARLIC PONZU SALMON* 100 CAL
- UMAMI OIL SALMON* 110 CAL
- DASHI OLIVE SALMON* 100 CAL
- SOCKEYE SALMON* 80 CAL
- SALMON TORO* 110 CAL
- ABURI SALMON WITH MISO CREAM CHEESE* 110 CAL

BEEF

- PREMIUM AMERICAN BEEF* 90 CAL
- UMAMI OIL SEARED BEEF 110 CAL
- SEARED BEEF WITH YAKINIKU SAUCE 100 CAL

EEL

- EEL 80 CAL
- ABURI EEL WITH MISO CREAM CHEESE 110 CAL

OTHER

- OCTOPUS 60 CAL
- SQUID* 60 CAL
- CONCH* 60 CAL
- TAMAGO 130 CAL
- SPANISH MACKEREL (AJI)* 90 CAL
- YELLOWTAIL* 80 CAL
- HAMACHI TATAKI WITH PONZU OIL* 120 CAL
- RED SNAPPER WITH YUZU PEPPER* 70 CAL

ROLLS

- SALMON GOLDEN CRUNCHY ROLL* 150 CAL
- GOLDEN CRUNCHY ROLL 200 CAL
- SALMON SKIN ROLL 90 CAL
- REAL CRAB CALIFORNIA ROLL 170 CAL
- SPICY TUNA ROLL* 120 CAL
- SHRIMP AVOCADO ROLL 120 CAL
- PHILADELPHIA ROLL* 140 CAL
- RAINBOW ROLL* 130 CAL
- KURA ROLL* 120 CAL
- TIGER ROLL 110 CAL
- CATERPILLAR ROLL 110 CAL
- RED DRAGON ROLL* 120 CAL
- SPICY POPCORN SHRIMP ROLL* 170 CAL
- TEXAN ROLL* 160 CAL

HOT

- SPICY GARLIC TEMPURA PHILADELPHIA ROLL* 200 CAL
- SPICY GARLIC POPCORN SHRIMP ROLL* 170 CAL
- TEMPURA PHILADELPHIA ROLL* 190 CAL
- SPICY CRUNCHY TACO 160 CAL

NORIMAKI

- IKURA NORIMAKI* 120 CAL
- TEKKA MAKI* 100 CAL
- KAPPA MAKI 90 CAL

CRISPY RICE

- CRISPY RICE WITH CRAB MAYO 200 CAL
- CRISPY RICE WITH SPICY TUNA* 160 CAL
- CRISPY RICE WITH SPICY SALMON* 180 CAL

GUNKAN

- SEA URCHIN* 45 CAL (1 PC)
- NEGITORO* 130 CAL
- IKURA (SALMON ROE)* 90 CAL
- REAL CRAB MEAT 80 CAL
- KAZUNOKO (HERRING ROE)* 90 CAL
- TUNA YUKHOE* 120 CAL
- SALMON YUKHOE* 140 CAL
- PREMIUM AMERICAN BEEF* 110 CAL
- INARI 130 CAL

HAND ROLLS

(Soy Paper is available)

- REAL CRAB CALIFORNIA 150 CAL
- SALMON SKIN 60 CAL
- SPICY TUNA CRUNCHY* 180 CAL
- SPICY SALMON CRUNCHY* 240 CAL
- SPICY SCALLOP* 90 CAL
- SPICY YELLOWTAIL* 110 CAL
- SPICY TUNA* 90 CAL
- SPICY SALMON* 110 CAL
- NEGITORO* 110 CAL
- EEL 100 CAL
- SPIDER 160 CAL
- CRUNCHY 150 CAL
- CUCUMBER 50 CAL
- AVOCADO 90 CAL
- VEGETABLE 70 CAL

2,000 CALORIES A DAY IS USED FOR GENERAL NUTRITION ADVICE, BUT CALORIE NEEDS VARY. ADDITIONAL NUTRITION INFORMATION AVAILABLE UPON REQUEST.

ACTUAL PRODUCTS MAY VARY. WHEAT, SOY, PEANUTS, AND OTHER FOOD ALLERGENS ARE PRESENT AT OUR RESTAURANT. DUE TO THE DESIGN OF OUR OPERATIONS AND SHARED COOKING EQUIPMENT, WE CANNOT GUARANTEE THAT ANY OF OUR DISHES ARE ALLERGEN FREE. PLEASE VISIT OUR WEBSITE AT KURASUSHI.COM FOR ALLERGY INFORMATION. *THESE FOOD ITEMS ARE SERVED RAW OR UNDERCOOKED INGREDIENTS. CONSUMING RAW OR UNDERCOOKED MEATS, POULTRY, SEAFOOD, SHELLFISH OR EGGS MAY INCREASE YOUR RISK OF FOODBORNE ILLNESS, ESPECIALLY IF YOU HAVE CERTAIN MEDICAL CONDITIONS.

SAMPLE KURA EXPRESS BELT MENU

SIDE MENU

SHRIMP TEMPURA 150 CAL

SOFTSHELL CRAB TEMPURA 180 CAL

YELLOWTAIL CHEEK 870 CAL

CRISPY CHICKEN 260 CAL

KURA CRISPY FRIES 450 CAL

CHICKEN GYOZA DUMPLING 210 CAL

GARLIC PONZU SASHIMI* 180 CAL

EDAMAME 140 CAL

CRISPY SQUID 170 CAL

FRIED TAKOYAKI 260 CAL

SHISHITO SALMON SKIN 240 CAL

HARAJUKU SUMMER SALAD 80 CAL

TEPPANYAKI

GARLIC FRIED RICE 490 CAL

TONKOTSU YAKISOBA 330 CAL

GARLIC SHRIMP 180 CAL

GARLIC BEEF STEAK 340 CAL

SASHIMI

TUNA SASHIMI* 10 CAL

YELLOWTAIL SASHIMI* 20 CAL

SALMON SASHIMI* 20 CAL

OJYU BOX

BEEF OJYU 660 CAL

TEN JYU 580 CAL

RAMEN

TANTANMEN* 640 CAL

SHOYU RAMEN* 530 CAL

MISO RAMEN* 570 CAL

TONKOTSU RAMEN* 510 CAL

UDON & SOUP

SHRIMP TEMPURA UDON 310 CAL

BEEF UDON 410 CAL

KITSUNE UDON 260 CAL

MISO SOUP 60 CAL

DESSERT

MOCHI ICE CREAM (MATCHA GREEN TEA, BLACK SESAME & STRAWBERRY) 180 CAL

TAIYAKI ICE CREAM 450 CAL

JAPANESE STYLE SOY MILK DONUT 280 CAL

VANILLA ICE CREAM 310 CAL

WARABIMOCHI 200 CAL

WATERMELON 35 CAL

SESAME BALL 210 CAL

HOKKAIDO MILK CREAMY TART 170 CAL

NY CHEESECAKE 190 CAL

2,000 CALORIES A DAY IS USED FOR GENERAL NUTRITION ADVICE, BUT CALORIE NEEDS VARY. ADDITIONAL NUTRITION INFORMATION AVAILABLE UPON REQUEST.

ACTUAL PRODUCTS MAY VARY. WHEAT, SOY, PEANUTS, AND OTHER FOOD ALLERGENS ARE PRESENT AT OUR RESTAURANT. DUE TO THE DESIGN OF OUR OPERATIONS AND SHARED COOKING EQUIPMENT, WE CANNOT GUARANTEE THAT ANY OF OUR DISHES ARE ALLERGEN FREE. PLEASE VISIT OUR WEBSITE AT KURASUSHI.COM FOR ALLERGY INFORMATION. *THESE FOOD ITEMS ARE SERVED RAW OR UNDERCOOKED INGREDIENTS. CONSUMING RAW OR UNDERCOOKED MEATS, POULTRY, SEAFOOD, SHELLFISH OR EGGS MAY INCREASE YOUR RISK OF FOODBORNE ILLNESS, ESPECIALLY IF YOU HAVE CERTAIN MEDICAL CONDITIONS.

Highly Attractive Restaurant Economics. At Kura Sushi, we leverage the disciplined operational expertise honed over the more than 40-year history of Kura Japan to help us achieve strong restaurant-level economics. We believe our flexible real estate model, high-volume restaurants, and intelligent and efficient operations drive our results.

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Flexible Real Estate: We have a flexible restaurant model which has allowed us to open restaurants as small as 1,600 square feet and as large as 6,800 square feet, and in a range of formats including end-caps, inlines, and mall interiors. We believe this allows us to maximize our sales per square foot and, combined with our high volumes and intelligent and efficient operations, maintain short payback periods on new restaurants. Our flexible real estate model is one of the reasons we currently have a pipeline of 18 new restaurant locations in 10 states.

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High-Volume Restaurants: We enjoyed AUVs of $3.8 million in fiscal year 2022 and comparable restaurant sales growth of 17.4% in our most recently-completed fiscal quarter, driven in significant part by a 7.4% increase in guest traffic and guests consuming more plates per visit. We believe this performance reflects the continuing and differentiated appeal of our combination of authentic Japanese cuisine at an accessible price point and a service model that promotes discovery, fun, and optionality for guests.

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Intelligent and Efficient Operations: Our high AUVs create favorable fixed cost and capital expenditure absorption. Our largest variable expenses are labor and food cost. Labor is mitigated by our use of technology in the front- and back-of-house that reduces the need for human servers, highly-trained executive chefs, and a large cleaning staff. Food cost is managed through our highly diverse menu and the real-time data we gather on food consumption and guest preferences; in combination, these elements enable us to optimize the mix of products on the conveyor belt to maintain high gross margins.

Visionary Leadership to Drive Next Stage of Growth. Our CEO and operational leaders have a thorough understanding of the Kura brand and Kura Japan’s more than 40-year history of technological innovation and continuous operational improvements focused on refining the Kura Experience. Our CEO, Jimmy Uba, helped Kura Japan expand from 30 to 180 restaurants and was selected by the founder to build the Kura brand in the U.S. Our CFO, Jeff Uttz; COO, Sean Allameh; and Chief Development Officer, Robert Kluger; have collectively opened over 1,000 new restaurants at leading companies such as Shake Shack, Panera Bread and Panda Restaurant Group, among others. Additionally, we have recruited and developed a talented and deep bench of cross-functional support leaders with financial, operational, culinary, and real estate expertise.

Our Growth Strategies

Pursue New Restaurant Development. We have pursued a disciplined new restaurant growth strategy, having expanded our concept and operating model across varying restaurant sizes and geographies. We plan to leverage our expertise opening new restaurants to fill in existing markets and expand into new geographies with the same careful planning as we have demonstrated in the past, and which has resulted in continuous improvement in restaurant-level economics. We believe that we have the potential to build on our trajectory of approximately 21% compounded annual growth in units since fiscal year 2019 and become a national Japanese restaurant brand. However, we cannot predict the time period over which we can achieve any level of restaurant growth or whether we will achieve this level of growth at all. Our ability to achieve new restaurant growth is impacted by a number of risks and uncertainties beyond our control, including those described in the “Risk Factors” section included in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus supplement.

Deliver Comparable Restaurant Sales Growth. We believe we will be able to generate comparable restaurant sales growth through expansion and greater utilization of our rewards program; continuing and consistent delivery of our unique, engaging, technology-enabled dining experience; and creating excitement and driving return visits through high-profile brand activations and partnerships.

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We aim to onboard more members to our loyalty rewards program, which has been rolled out across our entire restaurant base and currently has over 700,000 members. Based on internal data derived from our loyalty rewards program, members spend approximately 20% more than guests who have yet to opt into the program. We estimate that while approximately two-thirds of our guests are aware of our loyalty rewards program, only approximately one-fourth have opted into the program, which we believe provides room for near-term growth in adopting our rewards program. Our rewards program tracks participants’ spending and provides a discount voucher if a spending threshold is achieved. Our rewards program drives traffic and provides data to enable more targeted marketing, creating a self-reinforcing “flywheel” effect.

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We expect to continue refining our dining experience through menu management and pricing to drive traffic and increase average check size; and also through further technological innovation, including through the Kura app, to reduce friction in the guest journey, from waitlist to payment.

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We seek to maintain and expand our roster of limited-time partnerships with world-famous names in gaming, anime, and digital entertainment, thereby creating new reasons to visit and pushing up average check size as guests seek to win unique prizes co-branded with these partners from the Bikkura-Pon rewards machine.

Heighten Brand Awareness. We intend to continue to pursue targeted local marketing efforts through traditional and digital channels; and plan to increase our investment in advertising, leveraging the data we gather through our technology-enabled dining experience. We also intend to continue to promote limited-time offerings to build guest loyalty and brand awareness, “pushing” such offerings to mobile users to drive urgency and engagement with the Kura brand.

Increase Profitability. During our expansion, we have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability at the corporate level by leveraging our existing support infrastructure, as we believe that as our restaurant base grows, our general and administrative costs will increase at a slower rate than sales. Additionally, we believe we will be able to optimize labor costs at existing restaurants as our restaurant base matures and AUVs increase.

Business Update and Effects of the COVID-19 Pandemic

The negative effects of the COVID-19 pandemic on our business have been significant. In March 2020, the World Health Organization declared the novel strain of coronavirus COVID-19 a global pandemic. For the past three years, this contagious virus has continued to spread and has adversely affected workforces, customers, economies, supply chains, and financial markets globally. In response to this outbreak, many state and local authorities mandated the temporary closure of non-essential businesses and dine-in restaurant activity or limited indoor dining capacities in fiscal year 2021 and fiscal year 2020. COVID-19 and the government measures taken to control it have caused a significant disruption to our business operations. Since the end of fiscal year 2021, and as of the filing date of this prospectus supplement, we have been able to operate all of our restaurants with no government restrictions on indoor dining capacity.

In response to the ongoing COVID-19 pandemic, we have prioritized taking steps to protect the health and safety of our employees and customers. We have maintained cleaning and sanitizing protocols for our restaurants and have implemented additional training and operational manuals for our restaurant employees, as well as increased handwashing procedures.

Consistent with our long-term growth strategy, we expect to continue to open new restaurants in locations where we believe such restaurants have the potential to achieve profitability. The future sales levels of our restaurants and our ability to implement our growth strategy, however, remain highly uncertain, as the full impact and duration of the COVID-19 pandemic continues to evolve. It is possible that renewed outbreaks, increases in cases and/or new variants of the virus, either as part of a national trend or on a more localized basis, could result in additional COVID-19 related restrictions, including capacity restrictions, or otherwise limit our dine-in services, or negatively affect consumer demand.

We have experienced inflationary pressures affecting our operations in certain areas such as food and beverage costs, labor costs, construction costs, and energy costs. We have also experienced temporary shortages in food, equipment, and other goods, as well as an increase in freights costs, due in part to supply chain impacts of the pandemic and overall economic conditions in the markets in which we operate. We have been able to offset to some extent these inflationary and other cost pressures through actions such as increasing menu prices, productivity improvements, and supply chain initiatives; however, we expect these inflationary and other cost pressures to continue throughout fiscal year 2023.

Non-GAAP Financial Measures

To supplement the financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we include in this prospectus supplement Adjusted EBITDA and Restaurant-level Operating Profit (Loss) (“Non-GAAP measures”), which are not recognized under GAAP. Adjusted EBITDA is defined as EBITDA (net income (loss) before interest, income taxes, and depreciation and amortization) plus stock-based compensation expense, non-cash lease expense and asset disposals, closure costs and restaurant impairments, as well as certain items, such as employee retention credits, litigation accrual and certain executive transition costs, that the Company believes are not indicative of its core operating results. Restaurant-level Operating Profit (Loss) is defined as operating income (loss) plus depreciation and amortization expenses; stock-based compensation expense; employee retention credits; pre-opening costs and general and administrative expenses which are considered normal, recurring, cash operating expenses and are essential to supporting the development and operations of restaurants; non-cash lease expense; and asset disposals, closure costs and restaurant impairments; less corporate-level stock-based compensation expense and employee retention credits recognized within general and administrative expenses.

These Non-GAAP measures are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We present these Non-GAAP measures because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. However, these measures may not provide a complete understanding of our operating results as a whole and such measures should be reviewed in conjunction with our GAAP financial results. Additionally, we present Restaurant- level Operating Profit (Loss) because it excludes the impact of general and administrative expenses which are not incurred at the restaurant-level. We also use Restaurant-level Operating Profit (Loss) to measure operating performance and returns from opening new restaurants.

We believe that the use of these Non-GAAP measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that Restaurant-level Operating Profit (Loss) is a financial measure which is not indicative of our overall results and does not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measure. In addition, you should be aware when evaluating these Non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of these Non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these Non-GAAP measures in the same fashion. Because of these limitations, these Non-GAAP measures should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using these Non-GAAP measures on a supplemental basis.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, for each of the periods indicated:

	Fiscal Year Ended August 31,				Three Months Ended February 28,		Six Months Ended February 28,		Twelve Months Ended February 28,* 2023
	2022	2021	2020	2019	2023	2022	2023	2022
	(in thousands)				(in thousands; unaudited)
Net income (loss)	$(764)	$(10,295)	$(17,358)	$1,456	$(1,015)	$(1,879)	$(3,103)	$(3,154)	$(713)
Interest income, net	(64)	200	(314)	137	(49)	(2)	(127)	(3)	(188)
Income tax expense	74	106	1,174	68	15	3	25	15	84
Depreciation and amortization expenses	5,613	4,522	3,160	2,165	1,846	1,350	3,507	2,609	6,511

EBITDA	4,859	(5,467)	(13,338)	3,826	797	(528)	302	(533)	5,694
Stock-based compensation expense(1)	2,409	1,409	860	590	945	596	1,595	1,039	2,965
Non-cash lease expense(2)	1,712	1,212	1,233	704	568	318	1,050	672	2,090
Employee retention credit(3)	—	(10,258)	(1,750)	—	—	—	—	—	—
Executive transition costs(4)	175	390	—	—	—	—	—	—	175
Litigation accrual costs(5)	—	1,780	—	—	—	—	—	—	—
Other(6)	—	—	—	75	—	—	—	—	—

Adjusted EBITDA	$9,155	$(10,934)	$(12,995)	$5,195	$2,310	$386	$2,947	$1,178	$10,924

*

The information presented for the twelve months ended February 28, 2023 was calculated by subtracting the data for the six months ended February 28, 2022, from data for the fiscal year ended August 31, 2022 and adding the data for the six months ended February 28, 2023.

(1)

Stock-based compensation expense includes non-cash stock-based compensation, which is comprised of restaurant-level stock-based compensation included in other costs in the statements of operations and corporate-level stock-based compensation included in general and administrative expenses in the statements of operations.

(2)	Non-cash lease expense includes lease expense from the date of possession of our restaurants that did not require cash outlay in the respective periods.
(3)	Employee retention credit includes refundable credits recognized under the provisions of the CARES Act and extension thereof.
(4)	Executive transition costs include severance and search fees associated with the transition of our Chief Financial Officer.
(5)	Litigation accrual costs includes an accrual related to a litigation claim.
(6)	Other adjustments include a $75 thousand expense related to a legal settlement.

The following table reconciles Restaurant-level Operating Profit (Loss) to operating income (loss), the most comparable GAAP measure, for each of the periods indicated:

	Fiscal Year Ended August 31,				Three Months Ended February 28,		Six Months Ended February 28,		Twelve Months Ended February 28,* 2023
	2022	2021	2020	2019	2023	2022	2023	2022
	(in thousands)				(in thousands; unaudited)
Operating income (loss)	$(754)	$(9,989)	$(16,498)	$1,661	$(1,049)	$(1,878)	$(3,205)	$(3,142)	$(817)
Depreciation and amortization expenses	5,613	4,522	3,160	2,165	1,846	1,350	3,507	2,609	6,511
Stock-based compensation expense(1)	2,409	1,409	860	590	945	596	1,595	1,039	2,965
Pre-opening costs(2)	784	873	972	587	316	243	753	316	1,221
Non-cash lease expense(3)	1,712	1,212	1,233	704	568	318	1,050	672	2,090
Employee retention credit(4)	—	(10,258)	(1,750)	—	—	—	—	—	—
General and administrative expenses	22,289	15,701	12,064	7,748	7,122	5,454	13,764	10,814	25,239
Corporate-level stock-based compensation included in general and administrative expenses	(2,112)	(301)	(774)	(510)	(820)	(524)	(1,376)	(932)	(2,556)

Restaurant-level operating profit (loss)	$29,941	3,169	(733)	12,945	8,928	5,559	16,088	11,376	34,653

*

The information presented for the twelve months ended February 28, 2023 was calculated by subtracting the data for the six months ended February 28, 2022, from data for the fiscal year ended August 31, 2022 and adding the data for the six months ended February 28, 2023.

(1)

Stock-based compensation expense includes non-cash stock-based compensation, which is comprised of restaurant-level stock-based compensation included in other costs in the statements of operations and corporate-level stock-based compensation included in general and administrative expenses in the statements of operations.

(2)

Pre-opening costs consist of labor costs and travel expenses for new employees and trainers during the training period, recruitment fees, legal fees, cash-based lease expenses incurred between the date of possession and opening day of restaurants, and other related pre-opening costs.

(3)	Non-cash lease expense includes lease expense from the date of possession of restaurants that did not require cash outlay in the respective periods.

(4)	Employee retention credit includes refundable credits recognized under the provisions of the CARES Act and extension thereof.

Registrant Information

Our corporate address is 17461 Derian Avenue, Suite 200, Irvine, California 92614, and our telephone number is (657) 333-4100. Our website address is www.kurasushi.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus. Our website address is included in this document as an inactive textual reference only.

THE OFFERING

Issuer	Kura Sushi USA, Inc.

The Offering	1,100,000 shares of Class A common stock (1,265,000 shares of Class A common stock if the underwriters elect to exercise their option to purchase additional shares in full). The option granted by us to purchase additional shares is equivalent to 15% of the offering size.

Common stock to be outstanding after this offering	9,922,146 shares of Class A common stock (10,087,146 shares of Class A common stock if the underwriters elect to exercise their option to purchase additional shares in full) and 1,000,050 shares of Class B common stock.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $56.0 million (or approximately $64.5 million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds that we receive from this offering for general corporate purposes, including capital expenditures, working capital, and other business purposes. See “Use of Proceeds.”

The Nasdaq Global Market symbol	“KRUS”

Risk Factors	Investing in shares of our Class A common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement, on page 4 of the accompanying prospectus and the risk factors contained in reports or information we file with the SEC and which are incorporated by reference for a discussion of factors you should carefully consider before deciding to invest.

The number of shares of our Class A common stock that will be outstanding immediately after this offering as shown above is based on 8,822,146 shares outstanding as of April 6, 2023, and excludes:

•	368,511 shares of Class A common stock reserved for future issuance under our 2018 Incentive Compensation Plan, as amended and restated (the “Stock Incentive Plan”);

•

732,891 shares of Class A common stock reserved and issuable upon the exercise of options to purchase our Class A common stock that were outstanding as of April 6, 2023, with a weighted average exercise price of $33.54 per share, and 26,452 shares of Class A common stock reserved and issuable upon vesting of restricted stock units; and

•	1,000,050 shares of Class A common stock reserved and issuable upon conversion of our Class B common stock. See “Description of Capital Stock—Conversion Rights” in the accompanying prospectus.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase from us up to an additional 165,000 shares of Class A common stock in this offering.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the accompanying prospectus and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and other filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any amendments thereto reflected in any such subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. See “Where You Can Find More Information.”

The risks described in these documents are not the only ones we face, but those that we consider to be material based on the information currently known to us. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, prospects, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

The price of our Class A common stock has and may continue to fluctuate significantly, and this may make it difficult for you to resell shares of Class A common stock owned by you at times or at prices you find attractive.

The trading price of our Class A common stock has fluctuated widely and may continue to fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Class A common stock. Among the factors that could affect our stock price are:

•	inflationary conditions with respect to the cost for food, ingredients, labor, construction, and utilities, which may adversely impact our revenues and results of operations;

•	the ongoing implications and impact of a potential resurgence of the novel coronavirus (COVID-19) or other highly contagious viruses on our business and operations;

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or the restaurant industry;

•	strategic actions by us or our competitors, such as product and market expansion;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	proposed or adopted regulatory changes or developments;

•	investigations, proceedings or litigation that involve or affect us;

•	the arrival or departure of key personnel;

•	domestic and international economic factors unrelated to our performance; and

•	general market conditions and, in particular, developments related to market conditions for the restaurant industry.

A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds of this offering for general corporate purposes as described in “Use of Proceeds.” We cannot specify with certainty the particular uses of the net proceeds. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management’s specific intentions. Our management may cause us to spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not currently intend to pay dividends on our Class A common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

We have never declared or paid any cash dividends on our Class A common stock and do not intend to do so for the foreseeable future. We currently intend to retain future earnings, if any, for future operations, expansion and debt repayment. Any future determination to declare and pay cash dividends will be at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions, and such other factors as our board of directors deems relevant. In addition, covenants under our revolving credit agreement with Kura Japan, term loans, or of any indebtedness we may incur in the future may limit our ability to pay cash dividends. Therefore, you are unlikely to receive any dividends on your Class A common stock for the foreseeable future and the success of an investment in shares of our Class A common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Class A common stock will appreciate in value or even maintain the price at which you purchase shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Class A common stock.

As described in “Underwriting,” we have agreed, subject to specified exceptions, for a period of 90 days after the date of this prospectus supplement, not to directly or indirectly offer, sell, or conduct certain other activities with respect to additional shares of our Class A common stock, including any securities that are convertible into or exchangeable for, or warrants or other rights to acquire, our Class A common stock, without the prior written consent of Citigroup Global Markets Inc. (“Citigroup”), William Blair & Company, L.L.C. (“William Blair”) and Barclays Capital Inc. (“Barclays”). Following the expiration of this 90-day period, the issuance of any additional shares of common or preferred stock or convertible securities, or of common stock upon conversion or exercise of convertible securities, could be substantially dilutive to holders of our Class A common stock. As of April 6, 2023, we had 8,822,146 outstanding shares of Class A common stock and 1,000,050 outstanding shares of Class B common stock. In addition, as of such date, 368,511 shares of our Class A common stock were available for future issuance under our Stock Incentive Plan, 732,891 shares of our Class A common stock were issuable upon the exercise of options, and 26,452 shares of our Class A common stock were reserved and issuable upon vesting of restricted stock units. To the extent that we issue Class A common stock, securities that are convertible into or exchangeable for Class A common stock, restricted stock units, stock appreciation rights, options or warrants to purchase shares of our Class A common stock in the future and those stock appreciation rights, options or warrants are exercised, or the restricted stock units vest, our stockholders may experience further dilution and a reduction in the value of their investment. Additionally, because our decision to issue equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. The market price of our Class A common stock could also decline as a result of the perception that such sales could occur.

The Class A common stock is equity and is subordinate to future indebtedness and preferred stock.

Shares of our Class A common stock are equity interests and do not constitute indebtedness. As such, shares of our Class A common stock will rank junior to all indebtedness and other non-equity or preferred equity claims on us with respect to assets available to satisfy claims against us, including in the event of our liquidation. As of April 6, 2023, we had no outstanding balance and $45 million available under our revolving credit agreement with Kura Japan. In the future, we may, from time to time, incur indebtedness under our revolving credit agreement with Kura Japan.

Additionally, our board of directors is authorized to issue up to 1,000,000 shares of preferred stock in one or more series, without any action on the part of holders of our Class A common stock. Holders of our Class A common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. For more information, see “Description of Capital Stock” in the accompanying prospectus.

If we do not meet the expectations of equity research analysts, if they do not continue to publish research or reports about our business, or if they issue unfavorable commentary or downgrade our Class A common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock relies in part on the research and reports that equity research analysts publish about us or our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of the public market analysts and investors, our share price could decline. Moreover, the price of our shares of Class A common stock could decline if one or more securities analysts downgrade our Class A common stock or if those analysts issue other unfavorable commentary or do not publish research or reports about us or our business.

Provisions in our charter documents and Delaware law could discourage, delay, or prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our Class A common stock.

Provisions of the Delaware General Corporation Law, our certificate of incorporation, and our amended and restated bylaws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of us. These provisions could delay or prevent a change in control and could limit the price that investors are willing to pay in the future for shares of our Class A common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of preferred stock without stockholder approval. For more information, see “Description of Capital Stock” in the accompanying prospectus. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your shares of Class A common stock could be negatively affected. The ability of our board of directors to issue new series of preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our stockholders.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of August 31, 2022, we had federal net operating loss carryforwards of $28.4 million and federal tax credit carryover of $3.6 million. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. In general, an “ownership change” generally occurs if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We do not believe that we will experience an ownership change as a result of this issuance. However, we may have experienced an ownership change in the past and may experience ownership changes in the future as a result of this issuance and future transactions in our stock, some of which may be outside our control. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income may be subject to significant limitations.

USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the Class A common stock that we are offering will be approximately $56.0 million, after deducting underwriting discounts and estimated offering expenses, or approximately $64.5 million, after deducting underwriting discounts and estimated offering expenses, if the underwriters exercise their option to purchase the additional shares in full.

Our management will have broad discretion over the uses of the net proceeds in this offering. We intend to use the net proceeds that we receive from this offering for general corporate purposes, including capital expenditures, working capital, and other business purposes. The net proceeds may be invested temporarily until they are used for such purposes.

DIVIDEND POLICY

We intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not expect to pay any cash dividends on our Class A common stock. Any future determination to pay dividends to holders of our Class A common stock will be at the discretion of our board of directors, subject to applicable laws, and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions that may be imposed by the terms of current and future financing instruments, and other factors that our board of directors deem relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain material U.S. federal income tax consequences associated with the acquisition, ownership, and disposition of shares of our Class A common stock, which we refer to in this prospectus supplement as our “common stock.” This discussion deals only with beneficial owners of shares of our common stock that purchase the shares in this offering and hold the shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Because this section is a general summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, brokers or dealers in securities, banks or other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons subject to special tax accounting rules under Section 451(b) of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors in such entities, persons who acquire our common stock through the exercise of employee stock options or otherwise as compensation for services, certain U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” and persons deemed to sell our common stock under the constructive sale provisions of the Code.

This discussion is based upon the provisions of the Code, existing and proposed U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof. Any such authorities may be repealed, revoked, modified, or subjected to differing interpretations, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any state, local, or foreign tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences, such as U.S. gift or estate tax consequences.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership purchasing our common stock are encouraged to consult their own tax advisors.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS) OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. Holder of shares of our common stock. A “U.S. Holder” of shares of our common stock means a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends. If a U.S. Holder receives a distribution in respect of shares of our common stock, it generally will be treated as a dividend for U.S. federal income tax purposes to the extent that it is paid from current or accumulated earnings and profits as determined under U.S. federal income tax principles. A distribution that exceeds current and accumulated earnings and profits will be treated as a nontaxable return of capital reducing a U.S. Holder’s tax basis in the common stock and any remaining excess will be treated as capital gain from the sale or exchange of such common stock. See “—Sale or Other Taxable Disposition of Common Stock” below.

Under current law, dividend income may be taxed to an individual U.S. Holder at rates applicable to long term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. Holder that is a U.S. corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations, in an amount equal to a portion of any dividends received, subject to applicable limitations. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 50% dividends-received deduction where the U.S. Holder owns less than 20% of the voting power and value of our stock (determined without regard to certain preferred stock), or a higher dividends-received deduction in certain other cases. U.S. Holders are encouraged to consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends and the dividends-received deduction.

Sale or Other Taxable Disposition of Common Stock. A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of shares of our common stock. The amount of such gain or loss will be equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s tax basis in the shares. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for the shares. The gain or loss recognized on a sale or other taxable disposition generally will be long-term capital gain or loss if the common stock had been held for more than one year. Long-term capital gains of a non-corporate U.S. Holder generally are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Medicare Contribution Tax. A U.S. Holder that is an individual, an estate or a trust (other than certain types of trusts) is required to pay a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (ii) the excess of the U.S. person’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes, among other things, dividends and capital gains from the sale or other disposition of stock, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate, or trust is encouraged to consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Information Reporting and Backup Withholding. U.S. Treasury regulations require information reporting and backup withholding on certain payments on common stock or on the sale thereof. When required, we will report to the Internal Revenue Service (the “IRS”) and to each U.S. Holder the amounts paid on or with respect to our common stock and the U.S. federal withholding tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on the dividends paid on the common stock and proceeds from the sale of the common stock at the applicable rate if the U.S. Holder (i) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (ii) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (iii) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of our common stock. A “Non-U.S. Holder” is a beneficial owner of common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends. Except as otherwise described below, dividends paid to a Non-U.S. Holder, if any, generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder wishing to claim the benefits of an applicable income tax treaty will be required to complete IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certify under penalties of perjury that such Non-U.S. Holder is not a U.S. person and is entitled to the benefits of the applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States or, if certain treaties apply, are attributable to a U.S. permanent establishment, are not subject to the withholding tax but instead are subject to regular graduated U.S. federal income tax rates in the same manner as dividends paid to a U.S. Holder. Special certification and disclosure requirements, including the completion of IRS Form W-8ECI (or any successor form), must be satisfied for effectively connected dividends to be exempt from withholding. In addition, a non-U.S. Holder that is a foreign corporation may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on any effectively connected dividends received by such non-U.S. Holder. In order to claim the benefit of an applicable income tax treaty, special certifications and other requirements may apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other taxable disposition of shares of our common stock unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year in which the sale or other taxable disposition occurs and certain other requirements are met;

•

the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so requires, the gain is attributable to a U.S. permanent establishment; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period of our common stock.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

An individual Non-U.S. Holder described in the second bullet above, or, subject to the exception described in the next paragraph, the third bullet above, generally will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes whose gain is described in the second bullet above, then such gain will be subject to tax on the net gain under regular graduated U.S. federal income tax rates in the same manner as if the holder were a U.S. Holder and, in addition, may be subject to the branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty, as adjusted for certain items.

With respect to the third bullet above, generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in business. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property assets relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as an interest in a U.S. real property holding corporation only if a Non-U.S. Holder actually or constructively holds more than 5% of our regularly traded common stock at any time during the applicable period as specified in the Code, although we can provide no assurance that our common stock will be or remain regularly traded.

Information Reporting and Backup Withholding. In general, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the U.S. federal withholding tax withheld with respect to those dividends, regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

U.S. backup withholding tax is imposed on certain dividend payments to Non-U.S. Holders that fail to furnish the information required under the U.S. information reporting requirements. Dividends on common stock paid to a Non-U.S. Holder generally will be exempt from backup withholding, provided the Non-U.S. Holder meets applicable certification requirements, including providing a correct and properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form), or otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

Foreign Account Legislation

Certain provisions of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”) generally impose a withholding tax of 30% on any dividends on our common stock paid to certain foreign financial institutions and certain other non-U.S. entities, unless certain certification, information reporting, and other specified requirements are satisfied. An inter-governmental agreement between the United States and an applicable non-U.S. country may modify such requirements. Although withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed U.S. Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. Under certain circumstances, a Non-U.S. Holder of our common stock may be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

Subject to the terms and conditions stated in an underwriting agreement to be entered into between us and Citigroup Global Markets Inc., William Blair & Company, L.L.C. and Barclays Capital Inc., as representatives of the underwriters in this offering, the underwriters have agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common stock set forth opposite that underwriter’s name in the following table:

Underwriters	Number of Shares to be Purchased
Citigroup Global Markets Inc.	391,795
William Blair & Company, L.L.C.	307,838
Barclays Capital Inc.	251,867
Stephens Inc.	74,250
Craig-Hallum Capital Group LLC	37,125
Roth Capital Partners, LLC	37,125

Total	1,100,000

The underwriting agreement provides that the obligations of the underwriters, severally and not jointly, to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other customary conditions. The underwriters have reserved the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the shares if they purchase any of the shares. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the shares may be terminated.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $1.62 per share. If all the shares are not sold at the offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 165,000 additional shares of Class A common stock at the public offering price less the underwriting discount. The option granted by us is equivalent to 15% of the offering size. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

The following table shows the per share and total public offering price and the underwriting discount and proceeds before expenses to us with respect to this offering of shares of Class A common stock. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 165,000 shares of Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$54.00	$59,400,000	$68,310,000
Underwriting discount to be paid by us with respect to this offering	$2.70	$2,970,000	$3,415,500
Proceeds, before expenses, to us	$51.30	$56,430,000	$64,894,500

We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $432,000.

No Sales of Similar Securities

We and our executive officers and directors have agreed not to sell or transfer any Class A common stock or securities convertible into, exercisable for, or exchangeable for Class A common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Citigroup, William Blair and Barclays. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, sell, pledge, or contract to sell any Class A common stock,

•	sell any option or contract to purchase any Class A common stock,

•	purchase any option or contract to sell any Class A common stock,

•	grant any option, right, or warrant to purchase any Class A common stock,

•	lend or otherwise transfer or dispose of any Class A common stock,

•	require that we file a registration statement related to the Class A common stock,

•

enter into any swap or other derivatives transaction that transfers, in whole or in part, any of the economic benefits or risks of ownership of any Class A common stock, whether any such swap or transaction is to be settled by delivery of shares of Class A common stock or other securities, in cash or otherwise, or

•	publicly disclose the intention to enter into any transaction described above.

This lock-up provision applies to Class A common stock and to securities convertible into or exercisable or exchangeable for Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq Global Select Market Listing

The Class A common stock is listed on the Nasdaq Global Market under the symbol “KRUS.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our Class A common stock. However, the underwriters may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix, or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales, and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market, or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the Class A common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Class A common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and United Kingdom (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer;

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares of common stock shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives, and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements, and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Japan

The common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations, and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Squire Patton Boggs (US) LLP, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of Class A common stock being offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mayer Brown LLP.

EXPERTS

The financial statements of Kura Sushi USA, Inc. as of August 31, 2022 and 2021, and for each of the years in the three-year period ended August 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are available at the SEC’s website at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy of the registration statement, including the exhibits and schedules, without charge, at www.sec.gov.

We also maintain a website at www.kurasushi.com, through which you can access our SEC filings free of charge. The information set forth on our website is not incorporated into or otherwise part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC (other than information that has been “furnished” but not “filed” under the Exchange Act, including, but not limited to, information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto):

•	our Annual Report on Form 10-K for the year ended August 31, 2022, as filed with the SEC on November 10, 2022;

•

our Quarterly Report on Form 10-Q for the quarter ended November 30, 2022, as filed with the SEC on January  5, 2023, and our Quarterly Report on Form 10-Q for the quarter ended February 28, 2023, as filed with the SEC on April 4, 2023;

•	our Current Reports on Form 8-K, as filed with the SEC on October 3, 2022 and January 30, 2023; and

•	the description of our capital stock provided in Exhibits 4.1 and 4.2 of our Annual Report on Form 10-K for the year ended August 31, 2022, as filed with the SEC on November 10, 2022.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement modifies or replaces such information. We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus supplement and the accompanying prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings shall update and supplement the information provided in this prospectus supplement as of the respective dates such information is filed. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

Kura Sushi USA, Inc.

17461 Derian Avenue, Suite 200

Irvine, CA 92614

(657) 333-4100

Attn: Corporate Secretary

PROSPECTUS

KURA SUSHI USA, INC.

$125,000,000

Class A Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Share Purchase Contracts

Share Purchase Units

From time to time, we may offer and sell up to $125,000,000 of any combination of our Class A common stock, preferred stock, depositary shares, warrants, subscription rights, share purchase contracts or share purchase units described in this prospectus, either individually or in combination.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “KRUS.”

We have two classes of common stock: Class A common stock and Class B common stock. Holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share, and all such holders will vote together as a single class except as otherwise required by applicable law. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder, upon transfer or in certain specified circumstances. As of November 30, 2022, Kura Sushi, Inc. is the holder of 4,126,500 shares of outstanding Class A common stock and the sole holder of 1,000,050 shares of outstanding Class B common stock.

This prospectus describes the general terms of the securities we may offer and the general manner in which these securities will be offered. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market LLC (“Nasdaq”).

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under the caption “Risk Factors” on page 4. We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 6, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, up to a total dollar amount of $125,000,000 of any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

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The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

In this prospectus, “Kura Sushi USA,” “Kura Sushi,” “Kura,” “we,” “us,” “our,” “our company” and the “Company” refer to Kura Sushi USA, Inc. unless expressly indicated or the context otherwise requires. “Kura Japan” and “majority shareholder” refer to Kura Sushi, Inc. We refer to our Class A common stock as “common stock,” unless the context otherwise requires. We sometimes refer to our Class A common stock and Class B common stock as “equity interests” when described on an aggregate basis.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Each of the risk factors could adversely affect our business, operating results and financial conditions, as well as adversely affect the value of an investment in our securities.

Our Business

Kura Sushi USA, Inc. (“Kura Sushi”) is a technology-enabled Japanese restaurant concept that provides guests with a distinctive dining experience by serving authentic Japanese cuisine through an engaging revolving sushi service model, which we refer to as the “Kura Experience.” We encourage healthy lifestyles by serving freshly prepared Japanese cuisine using high-quality ingredients that are free from artificial seasonings, sweeteners, colorings, and preservatives. We aim to make quality Japanese cuisine accessible to our guests across the United States through affordable prices and an inviting atmosphere.

Authentic Japanese Cuisine—A Tribute to Our Roots. We provide our guests with a Kura Experience that is uniquely Japanese and is based on the legacy built by Kura Japan. Kura Japan opened its first revolving sushi restaurant in 1984 and was among the pioneers of the revolving sushi restaurant model. Our various sushi items are made fresh using high-quality fish and certified 100% organic rice. Our vinegar, made using old-world methods, is sourced from Japan. Our broths are made in-house daily using ingredients that impart complex umami flavors. To complement our sushi selection, we offer a variety of side dishes and desserts including gyoza, tempura, soups, ramen, ojyu boxes, mochi, and cheesecake. In our commitment to our Japanese heritage and traditional cooking methods, we have prepared our food without artificial sweeteners, seasonings, colorings, or preservatives since our formation.

“Revolutionary” and Engaging Dining Experience. The Kura Experience is a multi-sensory experience for our guests comprised of the sight of our beautifully crafted cuisine weaving through our restaurants, the motion of dishes zipping by tables on the express belt, robots delivering drinks and condiments, the sound of anime videos playing on tableside touch screens, the thrill of being rewarded for achieving dining milestones, and the flavor of authentic Japanese dishes, which collectively create a highly entertaining and engaging environment for our guests. Our revolving conveyor belt service model offers a steady stream of dishes and continuous service which we believe builds anticipation and a sense of discovery among our guests. To simplify the guest experience, all plates on the revolving conveyor belt are the same price within a restaurant. In addition, items ordered on our on-demand screen arrive on the express belt in a theatrical fashion, which we believe our guests find entertaining and adds to the sense of constant motion in our restaurants. Our menu of small plates allows our guests to sample a variety of dishes, and with over 130 items on our menu, there is always something new to enjoy when our guests return. We also seek to delight and reward our guests for achieving dining milestones with short anime videos and a rotating selection of small toys from our Bikkura-Pon rewards machines. For every five plates placed into the plate slot, the tableside touch screen plays a short anime video, and for every 15 plates, our proprietary tableside Bikkura-Pon rewards machine dispenses a toy. We believe our Bikkura-Pon rewards machines encourage guests to consume a greater quantity of plates as they work towards achieving the next dining milestone. Our continuous service model creates an atmosphere of active participation where food is at the center of the conversation, and we believe it also creates a memorable and shareable experience for our guests.

Compelling Value Proposition with Broad Appeal. Our service model allows our guests to control their dining experience, from food variety to time spent on a meal, and from portions to check size. With instant access to food on the revolving conveyor belt, our guests can drop in for a quick meal or stay longer for a more relaxed dining experience. Our guests can enjoy high-quality dishes at affordable prices because of our efficient kitchen operations and low front-of-house labor needs. The average plate price on the revolving conveyor belt of our restaurants is around $3.50, which appeals to guests with appetites and budgets both large and small. We believe that our authentic approach to a popular cuisine and unique and flexible dining experience appeal to a wide range of demographics. In addition, we believe our commitment to high-quality and non-artificial ingredients in our food is at the forefront of current dining trends as consumers continue to seek healthy and natural food options.

Highly Attractive Restaurant-Level Economics. At Kura Sushi, we leverage the disciplined operational expertise honed over the more than 35-year history of Kura Japan to help us achieve strong restaurant-level economics. We believe our results are driven by our high-volume restaurants, intelligent and efficient operations, and flexible real estate model:

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High-Volume Restaurants: We believe the combination of authentic Japanese cuisine at an accessible price point and a service model that promotes discovery, fun, and optionality for guests creates a highly differentiated dining experience that drives traffic and robust sales in our restaurants;

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Intelligent and Efficient Operations: Our revolving conveyor belt, express belt, and touch screen menu enable self-service dining and reduce our need for service staff. In addition, our use of sushi robots, vinegar mixing machines, and automatic rice washers in our kitchens eliminates the need for highly trained and expensive sushi chefs. The proprietary technology deployed in our kitchens allows us to collect real-time data on food consumption and guest preferences which we analyze to further optimize our restaurants and enhance the dining experience; and

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Flexible Real Estate: We have a flexible restaurant model which has allowed us to open restaurants as small as 1,600 square feet and as large as 6,800 square feet. We believe this allows us to maximize our sales per square foot.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our most recent Annual Report on Form 10-K, as described under the caption “Incorporation of Certain Information by Reference.”

Registrant Information

Our corporate address is 17461 Derian Avenue, Suite 200, Irvine, California 92614, and our telephone number is (657) 333-4100. Our website address is www.kurasushi.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

The Securities We May Offer

We may offer shares of our Class A common stock, preferred stock, depositary shares, warrants to purchase equity securities, subscription rights to purchase equity securities, share purchase contracts and share purchase units, either individually or in combination, up to a total dollar amount of $125,000,000, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends, if any;

•	redemption, conversion, exercise or exchange terms, if any;

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conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and other filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any amendments thereto reflected in any such subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. See “Where You Can Find More Information.”

The risks described in these documents are not the only ones we face, but those that we consider to be material based on the information currently known to us. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in such documents other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The terms such as “target,” “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “continue,” “predict,” “potential,” “plan,” “anticipate” or the negative of these terms, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including but not limited to:

•	the impact of a potential resurgence of the COVID-19 pandemic or an outbreak of other highly contagious viruses;

•	our ability to successfully achieve increases in our comparable restaurant sales and average unit volumes;

•	our ability to successfully execute our growth strategy and open new restaurants that are profitable;

•	our ability to expand in existing and new markets;

•	our projected growth in the number of our restaurants;

•	macroeconomic conditions and other economic factors;

•	our ability to compete with many other restaurants;

•	our reliance on vendors, suppliers and distributors, including Kura Japan;

•	changes in food and supply costs, including the impact of inflation and tariffs;

•	concerns regarding food safety and foodborne illness;

•	changes in consumer preferences and the level of acceptance of our restaurant concept in new markets;

•	minimum wage increases and mandated employee benefits that could cause a significant increase in our labor costs, as well as the impact of labor availability;

•	the failure of our automated equipment or information technology systems or the breach of our network security;

•	the loss of key members of our management team;

•	the impact of governmental laws and regulations;

•	volatility in the price of our common stock; and

•	those other risk factors described in our reports filed with the SEC.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus and the documents we have filed with the SEC that are incorporated by reference may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for working capital, to fund new growth and for other general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of Class A common stock, $0.001 par value per share, 10,000,100 shares of Class B common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. A description of material terms and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws. As of November 30, 2022, there were 8,790,702 shares of Class A common stock outstanding, 1,000,050 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock

Pursuant to our amended and restated certificate of incorporation, holders of our Class A common stock will be entitled to one vote on all matters submitted to a vote of stockholders, and holders of our Class A common stock will not be entitled to cumulative voting in the election of directors. This means that the holders of a majority of the combined voting power of our outstanding equity interests will be able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A common stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our board of directors. Upon the dissolution, liquidation or winding up of the Company, subject to the rights, if any, of the holders of our preferred stock, the holders of our equity interests shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class A common stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock. All outstanding shares of Class A common stock are fully paid and nonassessable.

Class B Common Stock

Pursuant to our amended and restated certificate of incorporation, our Class B common stock has the same rights as our Class A common stock except for (i) certain conversion rights as described below under “Conversion Rights” below, and (ii) on all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B common stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our board of directors. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our equity interests shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class B common stock will not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. All outstanding shares of Class B common stock are fully paid and nonassessable.

Kura Japan is the only holder of shares of Class B common stock.

Conversion Rights

Shares of Class A Common Stock have no conversion rights. Each share of our Class B common stock is automatically convertible into one share of Class A common stock upon the earliest of the date such share ceases to be beneficially owned, as such term is defined under Section 13(d) of the Exchange Act, by Kura Japan, or the date that Kura Japan ceases to beneficially own at least 20.0% of the total number of shares of Class A and Class B common stock outstanding. In addition, each share of Class B common stock may be converted at any time into one share of Class A common stock at the option of the holder. The one-to-one conversion ratio will be equitably preserved in the event of any stock dividend, stock split or combination or merger, consolidation or other reorganization by us with another entity. Except for the foregoing conversion rights of the Class B common stock and provisions applicable equally to both Class A common stock and Class B common stock, including, but not limited to, the repurchase of such shares by the Company, there are no provisions which otherwise limit the lifespan of the Class B common stock or would require conversion to Class A common stock.

Preferred Stock

Subject to limitations prescribed by law and in our amended and restated certificate of incorporation, our board of directors is authorized to provide by resolution for the issuance of the shares of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company.

Voting Rights

Except as required by Delaware law or except as otherwise provided in our amended and restated certificate of incorporation, Class A common stock and Class B common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters, while each holder of Class B common stock is entitled to 10 votes for each share held of record on the applicable record date for all of these matters.

Holders of Class A common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A common stock. Class B common stock is identical in all respects to Class A common stock, except with respect to voting and conversion rights. Kura Japan will be the only holder of shares of Class B common stock.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the Company more difficult. These provisions of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.

Stockholder meetings. Under our amended and restated certificate of incorporation and amended and restated bylaws, only the board of directors, or the chairman of the board of directors or the Chief Executive Officer with the concurrence of a majority of the board of directors, may call special meetings of stockholders.

Requirements for advance notification of stockholder nominations and proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Stockholder action by written consent permitted only if our majority shareholder and its affiliates own a majority of the voting power of the equity interests. Our amended and restated certificate of incorporation authorizes the right of stockholders to act by written consent without a meeting only for such period as Kura Japan and its affiliates collectively own a majority of the combined voting power of our outstanding equity interests. This provision will, in certain situations, make it more difficult for stockholders, who are not our majority shareholder or its affiliates, to take action opposed by the board of directors.

Undesignated preferred stock. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Amendment of provisions in the certificate of incorporation. Our amended and restated certificate of incorporation will require the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding equity interests in order to amend any provision of our certificate of incorporation.

Amendment of provisions in the bylaws. Our amended and restated bylaws will require the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding equity interests in order to amend any provision of our bylaws.

Controlled company. As discussed above, our Class B common stock has 10 votes per share, while Class A common stock is the only class of stock that is publicly traded and has one vote per share. 100% of our Class B common stock is held by Kura Japan. Until our dual class structure terminates, Kura Japan will be able to control all matters submitted to our stockholders for approval even if it owns significantly less than 50% of the number of shares of our outstanding equity interests. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Our amended and restated certificate of incorporation expressly provides that we will not be governed by Section 203 of the Delaware General Corporation Law.

Exclusive Forum

Our amended and restated certificate of incorporation and amended and restated bylaws each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our amended and restated certificate of incorporation and our amended and restated bylaws. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our Class A and Class B common stock.

Listing

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “KRUS.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement which we believe will be most important to your decision to invest in our depositary shares. There may be other provisions in the deposit agreement and the depositary receipt relating to the depositary shares which are also important to you. You should read these documents for a full description of the terms of the depositary shares. The forms of the deposit agreement and the depositary receipt will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

We may choose to offer from time to time fractional interests in our shares of common stock or preferred stock. If we do so, we will issue fractional interests in our common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fraction of a share of common stock or a fraction of a share of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, dividend, voting, conversion, redemption, subscription and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all payments of cash dividends or other cash distributions received in respect of the common stock or preferred stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem common stock or a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share of common stock or preferred stock, as the case may be, payable in relation to the redeemed common stock or preferred stock. Whenever we redeem shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Voting the Depositary Shares

Upon receipt of notice of any meeting at which you are entitled to vote, as holder of fractional interests in common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of Depositary Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Such appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $125,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of common stock or preferred stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, common stock or preferred stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of common stock or preferred stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

We may issue warrants to purchase equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following description of the subscription rights and terms of the subscription rights agreement is a summary. It summarizes only those aspects of the subscription rights and those portions of the subscription rights agreement which we believe will be most important to your decision to invest in our subscription rights. There may be other provisions in the subscription rights agreement and the subscription certificate relating to the subscription rights which are also important to you. You should read these documents for a full description of the terms of the subscription rights. The forms of the subscription rights agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription rights agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of equity securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of equity securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the equity securities;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of equity securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, shares of preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The price per share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and either shares of common stock, shares of preferred stock, debt obligations of third parties, including U.S. Treasury securities, any other security described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder’s obligations to purchase the securities under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations thereunder in a specified manner. In certain circumstances, we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing the holder’s obligations under the original share purchase contract.

The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units. The description in the prospectus supplement will only be a summary, and you should read the share purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units. Material United States federal income tax considerations applicable to the share purchase units and the share purchase contracts will also be discussed in the applicable prospectus supplement.

Each share purchase contract or share purchase unit and any related agreement will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell our securities to or through underwriters or dealers, through agents, directly to one or more purchasers or through a combination of any of these methods. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time we use this prospectus to sell our securities, we will also provide a prospectus supplement. A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the specific plan of distribution and terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any, and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters, dealers or agents named in the prospectus supplement will be underwriters, dealers or agents of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account, and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. If so, we will name the underwriter and describe the nature of any such relationship in the prospectus supplement.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. If we use agents, they may then resell the securities to the public at varying prices to be determined by such agents at the time of resale. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment. If we sell securities directly, then we may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer. The terms of these sales will be described in the applicable prospectus supplement.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Unless otherwise mandated by order or other action taken by the SEC, any underwriters or agents that are qualified market makers on Nasdaq may engage in passive market making transactions in the common stock on Nasdaq in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum consideration, discount or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered hereby will be passed upon by our counsel, Squire Patton Boggs (US) LLP, Los Angeles, California, unless otherwise indicated in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements of Kura Sushi USA, Inc. as of August 31, 2022 and 2021, and for each of the years in the three-year period ended August 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are available at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy of the registration statement, including the exhibits and schedules, without charge, at www.sec.gov.

We also maintain a website at www.kurasushi.com, through which you can access our SEC filings free of charge. The information set forth on our website is not incorporated into or otherwise part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC (other than information that has been “furnished” but not “filed” under the Exchange Act, including, but not limited to, information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto):

•	our Annual Report on Form 10-K for the year ended August 31, 2022, as filed with the SEC on November 10, 2022;

•	our Current Report on Form 8-K, as filed with the SEC on October 3, 2022; and

•	the description of our capital stock provided in Exhibit 4.1 and Exhibit 4.2 of our Annual Report on Form 10-K for the year ended August 31, 2022, as filed with the SEC on November 10, 2022.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings shall update and supplement the information provided in this prospectus as of the respective dates such information is filed. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

Kura Sushi USA, Inc.

17461 Derian Avenue, Suite 200

Irvine, CA 92614

(657) 333-4100

Attn: Corporate Secretary

1,100,000 Shares

KURA SUSHI USA, INC.

Class A Common Stock

PROSPECTUS SUPPLEMENT

April 10, 2023

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